Exhibit 99.1

Wolverine Tube, Inc. Announces Extension of Expiration Date of Exchange Offer

Huntsville, AL – April 15, 2009 – Wolverine Tube, Inc. (“Wolverine Tube”) announced today that it has extended the expiration date of the previously announced exchange offer and consent solicitation (the “Offer”) for any and all of its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”).  The expiration date for the Offer will now be 11:59 p.m., New York City time, on April 20, 2009, unless terminated or further extended.

As of 6:30 p.m., New York City time, on April 14, 2009, tenders have been received with respect to approximately $66.0 million aggregate principal amount of Existing Notes, representing approximately 66% of the outstanding Existing Notes.   Including the $38.3 million in principal amount of Wolverine Tube’s 10½% Senior Exchange Notes due 2009 that will be exchanged concurrently with the closing of the Offer, holders of approximately $104.3 million, or 76%, of Wolverine Tube’s $138 million in principal amount of notes outstanding have agreed to exchange their notes for Wolverine Tube’s 15% Senior Secured Notes due 2012.

The Company has indications of support from over 85% of the holders in amount of the Existing Notes, and has determined to extend the Offer as an accommodation to permit additional tenders through April 20, 2009.

The Offer is made only by, and pursuant to, the terms set forth in the Exchange Offer and Consent Solicitation Statement, dated February 25, 2009 (as amended and supplemented on March 23, 2009, March 25, 2009, April 1, 2009 and April 14, 2009, and as it may be further amended and supplemented from time to time, the “Statement”), and the information in this press release is qualified by reference to the Statement and the accompanying Letter of Transmittal.

All holders of Existing Notes may participate in the Offer.  This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.  Any questions or requests for assistance or for additional copies of the Statement or related documents may be directed to the information agent, D.F. King & Co., Inc. at (800) 901-0068 or (212) 269-5550 (for banks and brokers only).

About Wolverine Tube

Wolverine Tube is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products.  Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and Wolverine Tube expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.